Exhibit 5.3

437 Madison Avenue 29th Floor New York, NY 10022 212-867-9500	123 South Broad Street Avenue of the Arts Philadelphia, PA 19109 215-772-1500 Fax 215-772-7620	LibertyView 457 Haddonfield Road, Suite 600 Cherry Hill, NJ 08002-2220 856-488-7700 Fax 856-488-7720

1105 Market Street, 15th Floor Wilmington, DE 19801-1201 302-504-7800 Fax 302-504-7820		Cornerstone Commerce Center 1201 New Road, Suite 100 Linwood, NJ 08221 609-601-3010 Fax 609-601-3011
April 15, 2013
1235 Westlakes Drive, Suite 200 Berwyn, PA 19312-2401 610-889-2210 Fax 610-889-2220

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Re:	Fidelity National Information Services, Inc.
2.0% Senior Notes Due 2018 and 3.5% Senior Notes Due 2023

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special Pennsylvania counsel to the subsidiary listed on Schedule A hereto (the “Subject Entity”) of Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), in connection with the filing by the Company of its registration statement on Form S-3 (Registration No. 333-187047), including the prospectus supplement, filed with the Securities and Exchange Commission on April 10, 2013 (as amended or supplemented, the “Registration Statement”). The Registration Statement relates to the contemplated offer and sale of $250,000,000 in aggregate principal amount of the Company’s 2.0% Senior Notes due 2018 (the “2018 Notes”) and $1,000,000,000 in aggregate principal amount of the Company’s 3.5% Senior Notes due 2023 (the “2023 Senior Notes” and, together with the 2018 Notes, the “Securities”), which will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and pursuant to the Underwriting Agreement, dated April 10, 2013 (the “Underwriting Agreement”), among the Company, the underwriters listed on Schedule 1 thereto (the “Underwriters”), and each of the guarantors listed on Schedule 2 thereto including the Subject Entity (the “Guarantors”) and the issuance of the guarantees on each of the Securities (the “Guarantees”) by the Guarantors.

The Securities will be issued pursuant to the terms and conditions of, and in the form set forth in, an Indenture to be dated as of April 15, 2013 (the “Base Indenture”), among the Company, the Guarantors, and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee, as supplemented by a First Supplemental Indenture to be dated as of April 15, 2013 relating to the 2018 Notes (the “First Supplemental Indenture”), and as

Montgomery McCracken Walker & Rhoads LLP

Fidelity National Information Services, Inc.

April 15, 2013

further supplemented by a Second Supplemental Indenture to be dated as of April 15, 2013 relating to the 2023 Notes (the “Second Supplemental Indenture” and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”).

In connection with this opinion, we have examined originals or copies of the Indenture and such documents, corporate records, instruments, certificates of public officials and of the Subject Entity, (including, without limitation, an Opinion Certificate made by the Subject Entity attached hereto as Schedule B hereto), made such inquiries of officials of the Subject Entity, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities for the purposes of the opinions expressed hereby we have assumed: (i) other than with respect to the Subject Entity, that each other entity is validly existing and in good standing (or its equivalent) as a corporation, limited liability company or other applicable legal entity under the laws of its jurisdiction of organization and has the requisite power and authority to execute and deliver, and to perform and observe the provisions of such documents to which it is a party and to carry out and consummate all transactions contemplated by such documents, and the due authorization by each such entity of all requisite action; and (ii) the due execution and delivery of such documents by each such entity, and that such documents constitute the legal, valid and binding obligations of each such entity, enforceable in accordance with their respective terms. We also have assumed that all natural persons who are signatories to such documents were legally competent at the time of their execution thereof.

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the substantive laws (excluding its applicable choice of law rules) of the Commonwealth of Pennsylvania. None of the opinions or other advice contained in this letter considers or covers any federal, state or foreign securities (or “blue sky”) laws or regulations. This opinion is limited to the laws, including the rules and regulations, as in effect on the date of this opinion, which laws are subject to change with possible retroactive effect.

Based upon and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that:

1.        The Subject Entity is a corporation validly existing under the laws of the Commonwealth of Pennsylvania and is presently subsisting under the laws of such jurisdiction.

2.        The Subject Entity has the corporate power to enter into and perform its obligations under the Indenture.

3.        The execution, delivery and performance of the Indenture by the Subject Entity have been duly authorized by all necessary corporate action on the part of the Subject Entity, and the Subject Entity has duly executed and delivered the Indenture.

Montgomery McCracken Walker & Rhoads LLP

Fidelity National Information Services, Inc.

April 15, 2013

4.        The Guarantee by the Subject Entity with respect to the Securities has been duly authorized by the Subject Entity.

These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein. Our opinion in paragraph 1 is based solely upon our review of a certificate from the Secretary of the Commonwealth of the Commonwealth of Pennsylvania.

This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein.

We hereby consent to the filing of this opinion as an Exhibit to the Company’s Current Report on Form 8-K on or about the date hereof and to the incorporation of this opinion into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act. We also consent to Willkie Farr & Gallagher LLP relying on this opinion.

Very truly yours,

/s/ Montgomery, McCracken, Walker & Rhoads, LLP

Montgomery, McCracken, Walker & Rhoads, LLP

Montgomery McCracken Walker & Rhoads LLP

Fidelity National Information Services, Inc.

April 15, 2013

Schedule A

Subject Entity

Entity Name	Entity Type	Jurisdiction of Organization

GHR Systems, Inc.	Corporation	Pennsylvania